EXHIBIT 11

                         NEWELL CO. AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS
                          PER SHARE OF COMMON STOCK
                    (In thousands, except per share data)
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                                                                                  For the Year Ended
                                                                                      December 31,
                                                Y-T-D through          -------------------------------------------
                                                March 31, 1998         1997              1996               1995
                                                --------------         ----              ----               -----
     Basic Earnings per Share:
       Net income                                 $ 149,863         $ 290,402         $ 256,479         $ 222,471
       Weighted average outstanding                 159,289           159,079           158,764           158,212
       Basic Earnings per Share                   $    0.94         $    1.83         $    1.62         $    1.41

     Diluted Earnings per Share:

       Net income                                 $ 149,863         $ 290,402         $256,479          $ 222,471
       Minority interest in income of
         subsidiary trust, net of tax                 4,034               923                -                  -
                                                  ---------         ---------         ---------          --------
       Net income, assuming conversion
         of all applicable securities             $ 153,897         $ 291,325         $ 256,479         $ 222,471


     Weighted average shares outstanding:           159,289            159,079           158,764          158,212
     Incremental common shares applicable
       to common stock options based on
       the market price during the period               722                622               423              318

     Average common shares issuable assuming
       conversion of the Company-Obligated
       Mandatorily Redeemable Convertible
       Preferred Securities of a Subsdiary
       Trust                                          9,865                513                 -                -
                                                  ---------          ---------         ---------         --------
     Weighted average shares outstanding
       assuming full dilution                       169,876            160,214           159,187          158,530
       Diluted Earnings per Share assuming
       conversion of all applicable securities    $    0.91          $    1.82          $   1.61          $  1.40



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